Exhibit 99.3

Twitter (@akceatx)

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We are excited to announce @ionispharma will acquire the remaining stake in Akcea, creating a stronger, more efficient organization well positioned for continued growth and success. Read our press release: https://ir.akceatx.com/Ionis-Pharmaceuticals-to-Acquire-Remaining-Stake-in-Akcea-Therapeutics-8-31-2020 Important Information: https://filecache.investorroom.com/mr5ir_akceatx/167/Important%20Information.pdf

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@ionispharma will continue our shared commitment to deliver transformational medicines to patients, as one company. Learn more: https://ir.akceatx.com/Ionis-Pharmaceuticals-to-Acquire-Remaining-Stake-in-Akcea-Therapeutics-8-31-2020 Important Information: https://filecache.investorroom.com/mr5ir_akceatx/167/Important%20Information.pdf

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@ionispharma we have been fortunate to have a partner with financial strength to support our tremendous accomplishments to deliver transformative medicines & support the patients who rely on us. Learn more: https://ir.akceatx.com/Ionis-Pharmaceuticals-to-Acquire-Remaining-Stake-in-Akcea-Therapeutics-8-31-2020 Important Information: https://filecache.investorroom.com/mr5ir_akceatx/167/Important%20Information.pdf

LinkedIn (Akcea Therapeutics)

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We are excited to announce we have reached an agreement under which @IonisPharmaceuticals will acquire the remaining minority stake in Akcea. This acquisition by Ionis is a testament to the achievements of the Akcea teams. Since our founding as a company five years ago, in close collaboration with Ionis, Akcea has launched Tegsedi globally and Waylivra in the EU, while advancing a late-stage pipeline and securing important partnerships. This is the right transaction at the right time.

We have been fortunate to have a partner with financial strength to support all of our tremendous accomplishments to deliver transformative medicines and support the patients who rely on us. Ionis will continue our shared commitment to patients to continue to deliver transformative medicines to address unmet medical needs. Read about: https://ir.akceatx.com/Ionis-Pharmaceuticals-to-Acquire-Remaining-Stake-in-Akcea-Therapeutics-8-31-2020 Important Information: https://filecache.investorroom.com/mr5ir_akceatx/167/Important%20Information.pdf